Exhibit 99.1

GHX AND NEOFORMA ANNOUNCE EXPIRATION OF HART-SCOTT-RODINO

WAITING PERIOD

WESTMINSTER, CO AND SAN JOSE, CA – November 21, 2005 – Global Healthcare Exchange, LLC (GHX) and Neoforma, Inc. (Nasdaq: NEOF) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the proposed acquisition of Neoforma by GHX has expired. The expiration of the waiting period satisfies a closing condition of the transaction.

On October 10, 2005, GHX and Neoforma entered into a definitive merger agreement for GHX to acquire Neoforma. The transaction remains subject to approval by stockholders representing a majority of Neoforma’s shares that are not held by VHA Inc. and the University HealthSystem Consortium (UHC) and that vote on the transaction, as well as GHX’s receipt of anticipated debt financing and other customary conditions. The transaction currently is expected to close in early 2006.

GHX provides an open and neutral electronic trading exchange, along with complementary products and services, through which buyers and sellers can collaborate to improve efficiencies in the healthcare supply chain. Neoforma provides supply chain management solutions for the healthcare industry, through a unique combination of technology, information and services.

In connection with the proposed transaction, on November 10, 2005, Neoforma filed a preliminary proxy statement with the Securities and Exchange Commission (SEC). The preliminary proxy statement and other information filed with the SEC are currently available on Neoforma’s Web site at http://www.neoforma.com. The definitive proxy statement will be posted on Neoforma’s Web site when it is available.

About Global Healthcare Exchange

Global Healthcare Exchange, LLC (GHX) provides an open and neutral electronic trading exchange, along with complementary products and services, through which buyers and sellers can collaborate to improve efficiencies in the healthcare supply chain. GHX’s catalog and content services improve the accuracy of purchasing transactions, reducing many of the most common and costly problems in healthcare procurement, while the privately held company’s revenue neutral business model is designed to lower costs for all involved. GHX’s owners, strategic partners, and trading exchange participants are representative of the entire healthcare supply chain, including manufacturers and distributors, integrated delivery networks (IDNs), hospitals and ancillary healthcare facilities, group purchasing organizations and their proprietary healthcare trading exchanges, and supply chain technology companies. Equity owners of GHX are Johnson & Johnson Health Care Systems Inc.; GE Healthcare; Baxter Healthcare Corp.; Medtronic USA, Inc.; Abbott Exchange, Inc.; Siemens; Becton, Dickinson & Co.; Boston Scientific Corp.; Tyco Healthcare Group, LP; Guidant Corp.; C.R. Bard, Inc.; AmerisourceBergen Corp.; Cardinal Health, Inc.; Fisher Scientific International, Inc.; McKesson Corp.; B Braun Medical Inc.; Premier, Inc. and HCA. For more information visit www.ghx.com.

About Neoforma

Neoforma is a leading supply chain management solutions provider for the healthcare industry. Through a unique combination of technology, information, and services, Neoforma provides innovative solutions to over 1,600 hospitals and suppliers, supporting more than $13 billion in annualized transaction volume. By bringing together contract information and order data, Neoforma’s integrated solution set delivers a comprehensive view of an organization’s supply chain, driving cost savings and better decision-making for both hospitals and suppliers. For more information, point your browser to www.neoforma.com.

Important Additional Information Will Be Filed with the SEC

In connection with the proposed transaction, Neoforma has filed a preliminary proxy statement and other relevant materials with the Securities and Exchange Commission (SEC). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND STOCKHOLDERS OF NEOFORMA ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND OTHER RELEVANT MATERIALS FILED WITH THE SEC, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to Neoforma stockholders that hold shares of Neoforma common stock as of the record date for the transaction. The preliminary and definitive proxy statement and other relevant materials, and any other documents filed by Neoforma with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and stockholders of Neoforma may obtain free copies of the documents filed with the SEC by contacting Innisfree M&A Incorporated, Neoforma’s proxy solicitor, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833). You may also read and copy any reports, statements and other information filed by Neoforma with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s Web site for further information on its public reference room.

Participants in the Solicitation

Neoforma and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Neoforma stockholders in favor of the proposed merger. Information regarding Neoforma’s directors and executive officers is contained in the preliminary proxy statement. As of October 31, 2005, Neoforma’s directors and executive officers beneficially owned 857,981 shares of Neoforma’s common stock, representing 4.1 percent of the outstanding shares of Neoforma’s common stock as of such date. Certain executive officers and directors of Neoforma have interests in the merger that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and restricted stock, the payment of benefits upon the consummation of the merger and continuation of director and officer insurance and indemnification. A more complete description of these interests is contained in the preliminary proxy statement.

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This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements relating to the timing of the closing of the merger and the anticipated receipt by GHX of debt financing. There are a number of risks that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include the risk that conditions to the closing may not be satisfied when expected, or at all, and the risk that the merger may not close when expected, or at all. These risks and other risks will be described in the proxy statement relating to the merger, and other risks are described in Neoforma’s periodic reports filed with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. These statements are current as of the date of this release and Neoforma assumes no obligation to update the forward-looking information contained in this news release.

Neoforma is a trademark of Neoforma, Inc. Other Neoforma logos, product names and service names are also trademarks of Neoforma, Inc., which may be registered in other countries. Other product and brand names are trademarks of their respective owners.

Contacts:

Karen Conway, GHX, media, 303.564.2147, kconway@ghx.com

Rebecca Oles, Neoforma, media, 408.468.4363, rebecca.oles@neoforma.com

Amanda Mogin, Neoforma, investors, 408.468.4251, amanda.mogin@neoforma.com